UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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OM GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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OM GROUP, INC.

127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221

Notice of Annual Meeting of Stockholders
to be Held May 12, 2009

The Annual Meeting of Stockholders of OM Group, Inc. will be held in the 27th Floor Conference Center Auditorium at Key Tower, 127 Public Square, Cleveland, Ohio 44114, on Tuesday, May 12, 2009, at 10:00 a.m., for the following purposes:

1. To elect three directors to serve for terms expiring at our annual meeting in 2012;

2. To confirm the appointment of Ernst & Young LLP as our independent registered public accountant; and

3. To consider any other business that is properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on March 20, 2009 are entitled to notice of and to vote at the meeting. This proxy statement and the accompanying proxy will be mailed to stockholders on or about April 3, 2009.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy or voting instruction card, even if you plan to attend the meeting. Mailing your completed proxy or voting instruction card, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

By Order of the Board of Directors

Valerie Gentile Sachs, Secretary

Cleveland, Ohio
April 3, 2009

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
of
OM GROUP, INC.

VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

•	elect three directors to serve for terms expiring at our annual meeting in 2012; and

•	confirm the appointment of Ernst & Young LLP as our independent registered public accountant.

In addition, we will transact any other business that properly comes before the meeting.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on March 20, 2009 are entitled to vote at the annual meeting. At that time, we had 30,722,342 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share.

How do I vote?

You may vote in person at the meeting or through a proxy. To vote by proxy, you should sign and date each proxy card you receive and return it in the prepaid envelope. If you are a registered stockholder, you may vote by telephone or electronically through the Internet by following the instructions included on your proxy card.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner you have the right to direct your broker how to vote. Under the New York Stock Exchange rules, your broker is permitted to vote your shares on the election of directors and the appointment of our independent registered public accountant, even if you do not furnish voting instructions.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I change my vote?

You have the right to change your vote at any time before votes are counted at the meeting by:

•	notifying us in writing at our corporate offices and to the attention of our Director of Investor Relations;

•	returning a later-dated proxy card;

•	voting at a later time by telephone or through the Internet; or

•	voting in person at the meeting.

What are the requirements and procedures for a quorum, abstentions and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting or if you properly return a proxy by mail or vote by telephone or through the Internet. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of March 20, 2009 must be present in person or by proxy at the meeting, which includes shares that have been voted by telephone or through the Internet. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as voting. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to elect directors and confirm the appointment of Ernst & Young LLP?

The nominees who receive the greatest number of “for” votes will be elected to the director positions being filled. Shares not voted will have no impact on the election of directors. Approval of the proposal to confirm the appointment of Ernst & Young LLP requires the affirmative vote of a majority of shares represented at the meeting. If you sign and return a proxy card or use the telephone or Internet procedures but do not give voting instructions, your shares will be voted “for” the candidates nominated by the Nominating and Governance Committee and approved by the Board, and will be voted to confirm Ernst & Young LLP.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the meeting other than the two proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card or use of the telephone or Internet procedures gives authority to the named proxies to vote your shares on such matters in their discretion.

Who will count the vote?

Representatives of National City Bank, a part of PNC Bank, will tabulate the votes and act as inspectors of election.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 12, 2009: The proxy statement and our annual report to our stockholders are available, free of charge, at http://phx.corporate-ir.net/phoenix.zhtml?c=82564&p=Proxy.

PROPOSAL 1. ELECTION OF DIRECTORS

Our authorized number of directors is presently fixed at eight, divided into three classes, with two classes having three members and one class having two members. Our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting.

The Nominating and Governance Committee has recommended, and the Board of Directors has approved, the nomination of the following individuals, each of whom is currently a director, for election as directors for terms expiring at our annual meeting in 2012:

•	Richard W. Blackburn

•	Steven J. Demetriou

•	Gordon A. Ulsh

If any of these nominees becomes unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that any nominee will be unavailable. The accompanying proxy may be voted for up to the number of nominees named and the nominees receiving the largest number of “for” votes will be elected to the director positions to be filled.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

The following information is provided regarding each nominee for election as a director and the continuing directors.

Nominees for Election as Directors with Terms Expiring in 2012

Richard W. Blackburn, age 66, has been a director since August 2005. Mr. Blackburn retired from Duke Energy Corporation in 2004 after seven years as Executive Vice President and General Counsel, the last year of which he was also Chief Administrative Officer. Mr. Blackburn is a Trustee of the Massachusetts Eye and Ear Infirmary and The George Washington University.

Steven J. Demetriou, age 50, has been a director since November 2005. Mr. Demetriou has been the Chairman of the Board and Chief Executive Officer of Aleris International, Inc., an international aluminum company, since December 2004 following the merger of Commonwealth Industries, Inc. and IMCO Recycling, Inc. On February 12, 2009, Aleris International, Inc. and its affiliated entities filed petitions for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Demetriou served as President and Chief Executive Officer of Commonwealth from June 2004 and served as a director of Commonwealth from 2002 until the merger. Mr. Demetriou was President and Chief Executive Officer of privately held Noveon, Inc., a global producer of advanced specialty chemicals for consumer and industrial applications, from 2001 until June 2004, at which time he led the sale of Noveon to The Lubrizol Corporation. From 1999 to 2001, he was Executive Vice President of IMC Global Inc., a producer and distributor of crop nutrients and animal feed ingredients. Mr. Demetriou also serves on the boards of Foster Wheeler Ltd. (NASDAQ: FWLT) and of privately held Kraton Polymers. He serves on the boards of several community organizations including the United Way of Greater Cleveland, Cuyahoga Community College Foundation and the Cleveland Zoological Society.

Gordon A. Ulsh, age 63, was appointed as a director on February 16, 2007. Mr. Ulsh has served as President, Chief Executive Officer and a director of Exide Technologies, a company specializing in stored electrical energy products and services for industrial and transportation applications around the world since April 2005. From 2001 until March 2005, Mr. Ulsh was Chairman, President and Chief Executive Officer of FleetPride Inc., the nation’s largest independent aftermarket distributor of heavy-duty truck parts. Prior to joining FleetPride in 2001, Mr. Ulsh worked with Ripplewood Equity Partners, providing analysis of automotive industry segments for investment opportunities. Earlier, he served as President and Chief Operating Officer of Federal-Mogul Corporation in 1999 and as head of its Worldwide Aftermarket Division in 1998. Prior to Federal-Mogul, he held a number of leadership positions with Cooper Industries, Inc., including Executive

Vice President of its automotive products segment. Mr. Ulsh joined Cooper’s Wagner Brake and Lighting in 1983 as Vice President of Operations (which company was acquired by Cooper Industries, Inc. in 1985), following 16 years in manufacturing and engineering management at Ford Motor Company.

Continuing Directors Whose Term of Office Expires in 2011

William J. Reidy, age 68, has been a director since 2002. Mr. Reidy, a CPA, was the managing partner of the Northeast Ohio practice of PricewaterhouseCoopers LLP. He retired from PricewaterhouseCoopers in 1999 after a 35-year career with the firm. Mr. Reidy is a member of the Board of Trustees of The Cleveland Clinic Foundation, a provider of health care services, and he currently serves on the boards of several community organizations including the Cleveland Clinic Western Region and the Gateway Economic Development Corporation.

Joseph M. Scaminace, age 56, has been a director and our Chief Executive Officer since June 2005 and Chairman of our Board since August 2005. From 1999 to June 2005, Mr. Scaminace was the President, Chief Operating Officer and a board member of The Sherwin-Williams Company, a manufacturer and distributor of coatings. Mr. Scaminace currently is a member of several boards of directors, including Parker-Hannifin Corporation (NYSE:PH), a global producer of fluid power systems, electromechanical controls and related components; Boler Company, a privately held company that makes truck and trailer suspension systems and auxiliary axles systems for the commercial heavy-duty vehicle market; and The Cleveland Clinic Foundation, a provider of health care services.

Continuing Directors Whose Term of Office Expires in 2010

Katharine L. Plourde, age 57, has been a director since 2002. Ms. Plourde was a Principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc., New York, New York, until November 1997. Since that time she has engaged in private investing. Ms. Plourde is a director of Pall Corporation (NYSE:PLL), a global producer of filtration and separation products and systems and also serves as a director of a private corporation.

David L. Pugh, age 60, was appointed as a director on January 9, 2007. Mr. Pugh has served as Chairman of Applied Industrial Technologies Inc. (“Applied”), an industrial product distributor, since October 2000, and as Applied’s Chief Executive Officer since January 2000. He was President of Applied from 1999 to October 2000. Prior to joining Applied, Mr. Pugh was Senior Vice President of Rockwell Automation and general manager of Rockwell’s Industrial Control Group. Mr. Pugh is a director of Hexcel Corporation (NYSE:HXL), a plastics materials manufacturer, and of R.W. Becket Corp., a private company.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accountant for 2009 and requests that stockholders confirm such appointment. Ernst & Young audited our consolidated financial statements and management’s report on internal control over financial reporting for 2008. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by stockholders. If our stockholders do not confirm Ernst & Young as our independent registered public accountant, the Audit Committee will reconsider the appointment of our independent registered public accountant.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONFIRM THE APPOINTMENT OF
ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR 2009.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors has four regularly scheduled meetings per year. These meetings are usually held in our headquarters in Cleveland, Ohio. Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which he or she serves. During 2008, the Board met five times and each director attended 100% of the meetings of the Board and those committees on which he or she served, except for one director who was unable to attend one audit committee meeting due to a travel conflict. Each director attended our annual meeting of stockholders held in May 2008.

Our independent directors meet in executive session during each Board meeting. Our lead independent director, Richard W. Blackburn, presides at those executive sessions.

Director Independence

In addition to the independence criteria under the NYSE listing standards, our Board of Directors has adopted additional standards to determine director independence. These standards are located in our CG Principles for Board of Directors, which can be found in the “Corporate Governance” portion of our website (www.omgi.com).

The Board has affirmatively determined that Richard W. Blackburn, Steven J. Demetriou, Katharine L. Plourde, David L. Pugh, William J. Reidy and Gordon A. Ulsh meet these standards of independence. In assessing Ms. Plourde’s independence, the Board considered her position as a director of one of our suppliers, Pall Corporation. The Board determined that the supply relationship between Pall and us did not impact Ms. Plourde’s independence or affect her ability to exercise independent judgment as our director. In assessing Mr. Reidy’s independence, the Board considered that Mr. Reidy’s daughter is employed by PricewaterhouseCoopers, which provides some of our global tax services and also provides support services to our internal auditor. Mr. Reidy’s daughter has had no involvement in our account and the Board determined that the relationship did not impact Mr. Reidy’s independence or affect his ability to exercise independent judgment as our director. In assessing Mr. Demetriou’s independence, the Board considered his position as a director of Kraton Polymers, which has an affiliate that is one of our suppliers. The Board also considered Mr. Demetriou’s position as chairman of the board and chief executive officer of Aleris International, Inc., which also is one of our suppliers. The Board determined that these supply relationships did not impact Mr. Demetriou’s independence or affect his ability to exercise independent judgment as our director. In assessing Mr. Pugh’s independence, the Board considered his position as a director of Hexcel Corporation, the ultimate parent company of one of our customers in Europe. The Board determined that the customer relationship did not impact Mr. Pugh’s independence or affect his ability to exercise independent judgment as our director.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee, each composed solely of independent directors as defined by the NYSE listing standards and our corporate governance principles.

The Audit Committee, currently composed of Ms. Plourde and Messrs. Blackburn, Reidy and Ulsh, met eleven times in 2008. Mr. Reidy is the committee chairman. The Audit Committee is responsible for, among other things:

•	appointing our independent auditors and monitoring our financial reporting process and internal control system;

•	reviewing and approving in advance any nonaudit services provided by the independent auditor;

•	overseeing the internal audit and risk management functions; and

•	recording, reviewing and resolving as appropriate concerns reported to us regarding accounting, auditing matters or suspected fraud.

In performing its functions, the Audit Committee acts in an oversight capacity for our management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of our financial statements or filings, or conducting audits of financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Securities Exchange Act of 1934. The Board also has determined that each Audit Committee member is financially literate and has designated Mr. Reidy and Ms. Plourde as the Audit Committee financial experts. The Audit Committee’s report can be found under “Report of the Audit Committee” in this proxy statement.

The Nominating and Governance Committee, currently composed of Ms. Plourde and Messrs. Demetriou, Pugh and Reidy, met four times in 2008. Ms. Plourde is the committee chair. The Nominating and Governance Committee is responsible for, among other things:

•	recommending to the Board corporate governance principles;

•	advising the Board on other matters relating to the affairs or governance of the Board;

•	recommending to the Board criteria and qualifications for new Board members;

•	recommending to the Board nominees for appointment or election as directors;

•	recommending to the Board the establishment of committees; and

•	recommending to the Board the composition and the chairs of each committee.

The process followed by the Nominating and Governance Committee for selecting and nominating directors is explained below under “Process for Selecting and Nominating Directors.”

The Compensation Committee, currently composed of Messrs. Blackburn, Demetriou, Pugh and Ulsh, met four times in 2008. Mr. Demetriou is the committee chairman. The Compensation Committee is responsible for, among other things:

•	considering and authorizing the compensation philosophy for our personnel;

•	reviewing and evaluating the chief executive officer’s performance in light of corporate goals and objectives and, together with any outside directors not on the Compensation Committee, setting the chief executive officer’s compensation, and approving perquisites for executives;

•	reviewing and evaluating the performance of executives and recommending to the Board rates of executive compensation;

•	designating those employees and non-employee directors who will receive awards under our incentive compensation plans, together with the type and size of such grants;

•	determining the bonus levels for key executives and middle management employees under our bonus program;

•	participating in the analysis of our executive compensation programs as described under “Compensation Discussion and Analysis” in this proxy statement; and

•	researching, evaluating and recommending to the Board rates of compensation for directors.

Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, an “outside director” under Section 162(m) of the Internal Revenue Code, and an “independent director” as such term is defined in the NYSE listing standards and under our corporate governance principles. The Compensation Committee has issued a report regarding the “Compensation Discussion and Analysis” portion of this proxy statement, which report can be found immediately following “Executive Compensation” in this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of our directors who served on our Compensation Committee during 2008 was a current or former officer or employee of ours or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between our executive officers or directors and the board or compensation committee of another entity.

Process for Selecting and Nominating Directors

In its role as the nominating body for the Board, the Nominating and Governance Committee reviews the credentials of potential director candidates (including potential candidates recommended by stockholders, current directors or management) and conducts interviews and makes formal recommendations to the Board for the annual and any interim election of directors. In making its recommendations, the Nominating and Governance Committee considers a variety of factors, including skills, diversity, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with the familiarity and background of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and such other factors as it deems appropriate and in the best interests of us and our stockholders. In addition, the Nominating and Governance Committee has established the following minimum criteria for Board membership. Director candidates must have demonstrated integrity and ethics both personally and professionally and have a record of professional accomplishment. Each candidate must be objective, inquisitive, practical, and possess mature judgment, as well as be prepared to represent the long-term interests of all our stockholders. Directors are required to fully participate in Board and committee meetings. Each candidate may not serve on more than three public company boards (including ours) and should not be an executive of a company on which one of our executives is a board member. Further, each candidate (or immediate family member, affiliate or associate) may not have any material personal, financial or professional interest in any present or potential competitor of ours. Pursuant to our director retirement policy, each director must resign from our Board upon his or her 72nd birthday or, in the discretion of the Board, prior to the next annual meeting of our stockholders.

As part of the settlement of the shareholder derivative lawsuits that were brought in connection with the decline in our stock price after the third-quarter 2002 earnings announcement, we have established a procedure for the appointment of two stockholder-nominated directors. Under that procedure, a designee appointed by the derivative plaintiffs may work in coordination with our chairman or lead independent director to identify potential director candidates. The derivative plaintiffs’ designee did not choose to assist in identifying director nominees in connection with this annual meeting.

The Nominating and Governance Committee will consider candidates for director who are recommended by stockholders. Stockholder recommendations should be submitted in writing to: Chair of the Nominating and Governance Committee, OM Group, Inc., 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA. The recommendation letter shall include the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares of our common stock owned by the candidate. The recommendation letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws. Finally, the stockholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The Nominating and Governance Committee may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. A complete copy of our Policies and Procedures for Stockholders to Propose Candidates for Directors is available by writing to our Nominating and Governance Committee Chair.

Communications with the Board

You may contact the Board, the lead independent director or the independent directors as a group by sending a letter marked “Confidential” and addressed to Lead Independent Director, OM Group, Inc., c/o Valerie Gentile Sachs, Secretary, 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA.

Code of Conduct and Ethics, Corporate Governance Principles and Committee Charters

Our Code of Conduct and Ethics applies to all of our employees, including our chief executive officer, our chief financial officer and our controller. The Code of Conduct and Ethics, our corporate governance principles and all committee charters are posted in the “Corporate Governance” portion of our website (www.omgi.com). A copy of any of these documents is available in print free of charge to any stockholder who requests a copy by writing to OM Group, Inc., 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA, Attention: Troy Dewar, Director of Investor Relations.

Certain Relationships and Related Transactions

There were no reportable transactions between us and our officers, directors or any person related to our officers or directors, or with any holder of more than 5% of our common stock, either during 2008 or up to the date of this proxy statement.

We review all transactions between us and any of our officers and directors. Our Code of Conduct and Ethics, which applies to all employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us or our stockholders. In addition, our corporate governance principles include procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among us and our officers and directors. The non-employee directors review any transaction with a director to determine, on a case-by-case basis, whether a conflict of interest exists. The non-employee directors ensure that all directors voting on such a matter have no interest in the matter and discuss the transaction with counsel as necessary. The Board has delegated the task of discussing, reviewing and approving transactions between us and any of our officers to the Audit Committee.

SECURITY OWNERSHIP OF DIRECTORS,
EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Stock Ownership Guidelines

On May 13, 2008, our Board adopted stock ownership guidelines to further align the interests of our executives and non-employee directors with those of our stockholders.

For executives, the recommended minimum stock ownership level is the lesser of an established minimum number of shares or a number of shares having a value that is a specified multiple of an executive’s base salary, as follows:

	Minimum Number of	Multiple of Base
	Shares	Salary

Chief Executive Officer	100,000	5	x
Chief Financial Officer	20,000	3	x
Vice President (Executive level)	20,000	3	x

Covered executives are expected to meet the applicable stock ownership guidelines by January 1, 2013, or for any individual becoming a covered executive after May 13, 2008, within five years of becoming a covered executive. Executives should hold at least the minimum number of shares for so long as they are covered executives. Executives who do not meet the guidelines may not sell any common stock they acquire through vesting of restricted stock awards or upon the exercise of stock options, except to pay applicable taxes or the option exercise price. Failure to meet the guidelines also may result in a reduction in a covered executive’s future long-term incentive awards.

For non-employee directors, the recommended minimum stock ownership level is the lesser of 5,000 shares or a number of shares having a value of 2.5 times the annual cash retainer of a non-employee director. Our non-employee directors are expected to meet the applicable stock ownership guidelines by January 1, 2011, or for an individual becoming a non-employee director after May 13, 2008, within three years of becoming a non-employee director. Non-employee directors should hold at least the minimum number of shares for so long as they are directors. Non-employee directors who do not meet the guidelines will have their entire annual retainer paid in shares until the guidelines are achieved.

Shares counted towards our stock ownership guidelines include shares held directly or through a broker, shares acquired in open market purchases or stock option exercises, and certain of the shares received through restricted stock awards made under our equity-based compensation plans.

Beneficial Ownership

The following table sets forth information concerning the number of shares of our common stock beneficially owned by our current directors, the named executive officers included in the summary compensation table in this proxy statement, and all our directors and executive officers as a group as of January 31, 2009. As of that date, Mr. Scaminace beneficially owned approximately 1.8% of our outstanding shares of common stock and all directors and executive officers as a group beneficially owned approximately 2.6% of our outstanding shares of common stock.

The totals shown below for each person and for the group include shares held personally and shares acquirable within 60 days of January 31, 2009 by the exercise of stock options granted under equity-based compensation plans. Each person has sole voting and investment power with respect to all shares shown.

Amount and Nature of Beneficial Ownership
as of January 31, 2009

	Direct or Indirect
Name of Beneficial Owner	Ownership	Exercisable Options	Total

Richard W. Blackburn	4,095	—	4,095
Steven J. Demetriou	2,095	—	2,095
Stephen D. Dunmead	25,650	53,067	78,717
Greg Griffith	16,100	15,626	31,726
Kenneth Haber	25,856	17,067	42,923
Katharine L. Plourde	3,095	2,700	5,795
David L. Pugh	7,081	—	7,081
William J. Reidy	2,095	3,220	5,315
Valerie Gentile Sachs	25,533	50,401	75,934
Joseph M. Scaminace	187,807	364,089	551,896
Gordon A. Ulsh	2,014	—	2,014
All directors and executive officers as a group (consisting of 12 persons)	302,421	506,170	808,591

The following table sets forth information concerning each person known to us to be the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2008, which is the latest date for which we know such information.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

FMR LLC(1)	4,575,601	15.02%
82 Devonshire Street Boston, Massachusetts 02109
WS Management LLLP(2)	2,093,800	6.87%
225 Water Street, Suite 1987 Jacksonville, Florida 32202
Barclays Global Investors, NA(3)	2,091,953	6.87%
400 Howard Street San Francisco, California 94105

(1)	Information regarding share ownership was obtained from the Schedule 13G/A filed jointly on February 17, 2009 by FMR LLC (the successor of FMR Corp.), Edward C. Johnson 3d (Chairman of FMR LLC), Fidelity Management & Research Company (“Fidelity”), Fidelity Growth Company Fund and Fidelity Low Priced Stock Fund. Fidelity, a wholly-owned subsidiary of FMR LLC, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 and is the beneficial owner of 4,575,601 shares or 15.01% of our common stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 2,360,000 shares or 7.74% of our common stock outstanding. Each of Fidelity and Fidelity Growth Company Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 2,197,900 shares or 7.21% of our common stock outstanding. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the 4,575,601 shares owned by the Funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ boards of trustees. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Class B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(2)	Information regarding share ownership was obtained from the Schedule 13G filed on February 13, 2009 by WS Management LLLP.

(3)	Information regarding share ownership was obtained from the Schedule 13G filed jointly on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. Barclays Global Investors, NA has an aggregate beneficial ownership of 690,836 of the shares listed above representing 2.27% of our common stock outstanding, with sole voting power with respect to 566,919 shares and sole dispositive power with respect to 690,836 shares. Barclays Global Fund Advisors, an investment adviser registered under the Investment Advisers Act of 1940, located at 400 Howard Street, San Francisco, California 94105, has an aggregate beneficial ownership of 1,381,012 of the shares listed above representing 4.53% of our common stock, with sole voting power with respect to 1,034,145 shares and sole dispositive power with respect to 1,381,012 shares. Barclays Global Investors, LTD, located at 1 Royal Mint Court, London, EC3N 4HH,

England, a bank as defined by the Securities Exchange Act of 1934, has an aggregate beneficial ownership of 20,105 of the shares listed above representing 0.07% of our common stock outstanding, with sole voting power with respect to 680 shares and sole dispositive power with respect to the 20,105 shares. Each of Barclays Global Investors Japan Trust and Banking Company Limited, a bank as defined by the Securities Exchange Act of 1934, located at Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; Barclays Global Investors Japan Limited, an investment adviser registered under the Investment Advisers Act of 1940, located at Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; Barclays Global Investors Canada Limited, an investment adviser registered under the Investment Advisers Act of 1940, located at Suite 2500, P.O. Box 614, Toronto, Ontario M5J 2S1 Canada; Barclays Global Investors Australia Limited, an investment adviser registered under the Investment Advisers Act of 1940, located at Level 43, Grosvenor Place, 225 George Street, P. O. Box N43, Sydney, Australia NSW 1220; and Barclays Global Investors (Deutschland) AG, an investment adviser registered under the Investment Advisers Act of 1940, located at Apianstrasse 6, D-85774, Unterfohring, Germany, has no beneficial ownership of the shares listed above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes the following aspects of our compensation system as it applies to our executives:

•	Our compensation philosophy and objectives;

•	The means we employ to achieve our compensation objectives, including the establishment of target total direct compensation and the mix of different types of compensation;

•	The elements of compensation that are included within total direct compensation, as well as other compensation elements available to our executives; and

•	The reasons we have elected to pay these elements of compensation to achieve our compensation objectives and how we determine the amount of each element.

Summary

Our compensation philosophy directly connects the compensation of executives to our business results, with over 50% of target total direct compensation based upon the satisfaction of pre-established company performance goals. Company performance directly affects payments under our annual and long-term incentive programs.

We had record operating profits for the first nine months of 2008, due primarily to higher product selling prices resulting from high average cobalt reference prices, strong end-market demand for our products and acquisitions completed in 2007. However, we recorded an operating loss in the fourth quarter of 2008, as the cobalt reference price fell precipitously and the end-market demand for our products decreased dramatically with the acceleration of the global credit crisis and economic downturn during that period. Overall, we achieved the second highest operating profit performance in our history during 2008. Under our annual incentive program, we satisfied the maximum operating profit objective and our free cash flow was between the threshold and target cash flow objective established for 2008. The amounts received by our executives as annual bonuses and high-performance bonuses reflect these operating profit and free cash flow results, as well as other factors discussed below under “Annual Incentive Program.”

The Compensation Committee has determined that our total consolidated operating profit and average return on net assets for the 2006-2008 period each exceeded the maximum performance level previously established as a goal for that three-year performance period under our long-term incentive compensation program. As a result, performance-based restricted stock awards that were granted in May 2006 and were earned upon satisfaction of the performance goals for that three-year period vested at a 100% level and resulted in the maximum number of shares being earned by our executives under those awards.

Stock options represent 50% of the targeted long-term stock-based compensation of our executives. As of March 30, 2009, except for one grant made in 2005 to our chief executive officer, all stock options held by our executives had exercise prices greater than the market price of our shares of common stock on that date and thus were “underwater.” These stock options will not provide any compensation to executives unless they are exercised at a time when the market price of our shares has increased to a level above the applicable stock option exercise price.

Given the difficult business outlook for 2009, our Compensation Committee has determined to not implement base salary increases for our executives for 2009.

Compensation Philosophy and Objectives

We have established an articulated compensation philosophy with the following primary objectives:

•	Attract, retain, motivate and develop highly-qualified executives;

•	Provide compensation that is competitive with our peers and defined marketplace;

•	Recognize and reward strong individual performance, on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders;

•	Connect our business results and the compensation of executives; and

•	Balance the cost of executive compensation with the targeted goals to be achieved.

Means of Achieving Our Compensation Objectives

Target Total Direct Compensation

Our primary focus in compensating executives is “target total direct compensation,” which is comprised of base salary, annual target bonus and the estimated value of long-term stock-based incentives.

In order to establish target total direct compensation for our senior management, we collect competitive data for base salaries, annual bonuses and long-term stock-based incentive awards. Because our market for executive talent is national, competitive data reflects the compensation of executives at companies of comparable size and complexity on a nationwide basis. Prior to 2008, our group of peer companies for purposes of executive compensation comparisons included metal, mining, base material and specialty chemical companies. In early 2008, we created a new group of peer companies for purposes of executive compensation comparisons. We did so in light of the ongoing strategic transformation of our business, which has included the sale in March 2007 of our nickel business and our subsequent business acquisitions. This new group of peer companies reflects more closely our Specialties Chemicals business, which has been the focus of our transformation, and it was used as a benchmark for analyzing executive compensation paid in 2008. The companies comprising our current peer group are:

RPM International Inc.	Rockwood Holdings, Inc.	NewMarket Corporation
Cytec Industries Inc.	W.R. Grace & Co.	Sterling Chemicals, Inc.
Valspar Corporation	PolyOne Corporation	MacDermid Incorporated*
Cabot Corporation	Hercules Incorporated*	Kronos Worldwide, Inc.
Albemarle Corporation	Ferro Corporation	Hexcel Corporation
H.B. Fuller Company	Arch Chemicals, Inc.	Quaker Chemical Corporation
A. Schulman Inc.	Tronox Incorporated	GrafTech International Ltd.

*	During 2008, this company ceased to be a public company, such that executive compensation information may not be publicly available in the future.

In addition to data derived from the public documents of peer companies, we review data obtained from nationally recognized compensation surveys for a broad range of companies of comparable size and similar revenues. This additional information helps confirm peer results and represents the broader market in which we compete for executives.

We are assisted in this process by a compensation consultant that is retained by our Compensation Committee. This consultant reviews and makes recommendations relating to various aspects of our executive compensation programs, including with respect to the identity of our peer companies for purposes of executive compensation and the competitiveness of our compensation programs relative to that group of peer companies, based upon parameters furnished by our Compensation Committee. The consultant also is retained by us from time to time for other assignments with the advance knowledge of the Compensation Committee.

We used these competitive data as a benchmark for analyzing the target total direct compensation for each executive position. For our executives, we established target total direct compensation for 2008 following a review of competitive data and in light of commitments made to them upon hiring and their actual responsibilities without regard to titles. The amounts established approximate the applicable market medians, except as discussed below for our chief executive officer. We believe an approximate market median result is appropriate for our executives because we expect to achieve at least median performance and that result balances the cost of our compensation program with the expected performance.

While we target total direct compensation at the market median, an executive’s actual total direct compensation could vary significantly depending upon our actual performance against established goals. If our results are well above target performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below target levels.

The exception to this market median result is our chief executive officer. His target total direct compensation level generally is between the market median and the 75th percentile and was derived from the base salary, annual bonus and target stock-based compensation levels that were required to attract him to us in 2005. They were also intended to replace the opportunities he received as president and chief operating officer of The Sherwin-Williams Company, a company that was several times larger than us. Our chief executive officer’s recruitment package reflected our Board’s desire to retain a person with significant operational expertise and a reputation for integrity who had the leadership skills to lead our business transformation.

Compensation Mix

We compensate our executives through a combination of base salary, bonus and long-term stock-based incentive awards. We balance the total direct compensation of our executives among fixed and variable compensation, short- and long-term compensation, and cash as well as stock-based compensation. The amount of total direct compensation of executives is allocated among the various types of compensation in a manner designed to achieve our overall compensation objectives. In addition, the proportion of an executive’s total compensation that is dependent upon corporate performance, or “at risk,” is larger as the executive level increases. The satisfaction of performance goals is part of the determination of an executive’s bonus and long-term incentive compensation.

The total direct compensation earned in 2008 by our named executive officers is set forth below under “Elements of Direct Compensation — 2008 Actual Total Direct Compensation.”

Elements of Direct Compensation

Base Salary

We use base salaries to provide a predictable level of current income. Our base salaries are designed to assist in attracting and retaining qualified executives. The amount of each executive’s annual base salary is based on that executive’s position, responsibilities, skills and experience, individual performance and the salaries of executives in comparable positions and responsibilities at peer companies. It may also reflect an executive’s compensation level prior to joining us. In addition, since there also is competition for executives on a local basis across varying industries, we also review local conditions to confirm the competitiveness of our base salaries. When establishing base salaries for our executives, we do not take into account any awards previously made, including the results of equity-based awards under our long-term incentive plans. In the case of our chief executive officer, the Compensation Committee assesses his performance and determines his base salary level. For other executives, our chief executive officer assesses their performance and makes recommendations of base salary levels for consideration by the Compensation Committee.

A number of our executives have base salaries that are derived from amounts agreed upon at the time of commencement of their employment. For Mr. Scaminace, our chief executive officer, we agreed to a base salary at the time of his employment in mid-2005 that took into consideration his compensation at The Sherwin-Williams Company, where he had been the president and chief operating officer, as well as his operational expertise, integrity and leadership skills. Subsequently, Mr. Scaminace received yearly increases based upon his overall operational performance and execution of his responsibilities, including the achievement of certain financial goals and refinement and execution of our strategic plan, as well as a review of the base salary levels for chief executive officers of companies within our peer group. On June 1, 2008, we entered into a new three-year employment agreement with Mr. Scaminace that continued his base salary set earlier in 2008. Given the difficult business outlook for 2009, Mr. Scaminace’s base salary has not been increased for 2009.

The 2008 base salary of Mr. Haber, who became chief financial officer in March 2006, was derived from the base salary agreed upon at his time of hire. His initial base salary took into consideration his compensation at his previous employer and the requirements of his position with us. Subsequently, Mr. Haber received yearly increases based upon an assessment of his individual skills and competencies, including his overall operational performance and execution of his responsibilities, and upon increases in the base salary level for executives in similar positions with companies within our peer group. Given the difficult business outlook for 2009, Mr. Haber’s base salary has not been increased for 2009.

Mr. Dunmead, who is the vice president and general manager of Specialties, had a 2008 base salary that was based upon a determination of the requirements of his position, an assessment of his individual skills and competencies, including his overall operational performance and execution of his responsibilities, and upon the base salary level for executives in similar positions with companies within our peer group. Given the difficult business outlook for 2009, Mr. Dunmead’s base salary has not been increased for 2009.

The 2008 base salary of Ms. Sachs, who joined us as vice president, general counsel and secretary in September 2005, was derived from the base salary agreed upon at her time of hire. Her initial base salary took into consideration her compensation at her previous employer and the requirements of her position with us. Subsequently, Ms. Sachs received yearly increases based upon an assessment of her individual skills and competencies, including her overall operational performance and execution of her responsibilities, and upon increases in the base salary level for executives in similar positions with companies within our peer group. Given the difficult business outlook for 2009, Ms. Sachs’ base salary has not been increased for 2009.

Mr. Griffith, who is our vice president of strategic planning, development and investor relations, had a 2008 base salary that was based upon a determination of the requirements of his position, an assessment of his individual skills and competencies, including his overall operational performance and execution of his responsibilities, and upon the base salary level for executives in similar positions with companies within our peer group. Given the difficult business outlook for 2009, Mr. Griffith’s base salary has not been increased for 2009.

Annual Incentive Program

Annual Bonus

We maintain an annual incentive program that is comprised of an annual bonus element and an annual high-performance bonus element. The annual bonus element provides our management employees, including our executives, with the opportunity to be rewarded based upon our financial performance that meets established goals. Annual bonuses are intended to provide incentives for executives to endeavor to achieve established annual goals and receive rewards when those goals are met or exceeded. When combined with base salaries, annual bonus opportunities for our executives generally are set to provide competitive total cash compensation when target performance goals are met.

Our overall annual bonus pool is funded based upon corporate results as measured by our consolidated operating profit. We selected this measure because of its direct correlation with the interests of our stockholders — to drive consistently high levels of operating performance. We calculate operating profit by deducting from our net sales the cost of products sold (including depreciation and amortization) and selling, general and administrative expenses of our total business. The Compensation Committee has discretion with respect to the appropriate calculation of consolidated operating profit, based upon all relevant factors. The overall annual bonus pool may be funded at a threshold level, a target level or a maximum level, depending upon our actual performance. These levels are designed to reflect operating profit that ranges from an acceptable return to stockholders (threshold), to a more demanding but achievable result (target) and finally to a stretch objective that normally would be achieved only periodically (maximum). All bonuses are calculated on a linear basis between these threshold and maximum levels. No bonuses are paid if our operating profit is not at least at the established threshold level, and no additional bonuses are earned if our operating profit exceeds the established maximum level.

For our 2008 annual incentive program, we established the following consolidated operating profit objectives: threshold of $110.8 million, target of $147.7 million and maximum of $184.6 million. The target objective was based upon our budgeted operating profit for 2008 and the threshold and maximum objectives were set to reflect potential variances from our budgeted operating profit taking into account historical volatility of operating results. Annual bonuses are self-funded in the sense that the threshold, target and maximum operating profit objectives are net of the aggregate amount that would be payable as bonuses at each level. Our operating profit as calculated for 2008 for purposes of our annual incentive program was $185.7 million and thus the overall bonus pool for 2008 was funded at the maximum level.

Annual bonuses are paid in cash based upon varying factors established for each executive level, including consolidated operating profit, free cash flow and individual objectives. We selected the consolidated operating profit criterion for the reason described above. We selected the free cash flow criterion because it reflects management’s ability to manage our capital for current operations and generate cash for future operations and expansion and also balances the operating profit performance criterion, which is more affected by metal price volatility. We calculate free cash flow by adding depreciation and amortization to our operating profit and then adding or subtracting, as the case may be, the change in our working capital (measured by accounts receivable plus inventory, less accounts payable). For our 2008 annual incentive program, we established the following free cash flow performance objectives: threshold of $188.0 million, target of $250.6 million and maximum of $313.3 million. The target objective was based upon our budgeted free cash flow for 2008 and the threshold and maximum objectives were set to reflect potential variances from our budgeted free cash flow. Our free cash flow for 2008 was $233.8 million, which was approximately 93% of the target objective.

Our executives have an annual bonus opportunity based 75% upon consolidated operating profit, 10% upon free cash flow and 15% upon individual objectives established at the start of the year. We selected these weightings and bonus opportunities based upon competitive criteria and after obtaining the advice of our compensation consultant, and they also reflect our subjective determination of appropriate threshold, target and maximum goals. The process for determining the annual bonuses of our executives includes a review by each executive at the close of the year of the extent to which the executive believes his or her previously established individual objectives have been satisfied, followed by a review of those conclusions by our chief executive officer, who then makes annual bonus recommendations to the Compensation Committee. The Compensation Committee reviews the proposed bonus compensation for our executives following the availability of operating profit and free cash flow information for a completed year and in light of the individual performance reviews and recommendations for executives. The Compensation Committee has the authority to exercise discretion in approving the amount of any bonus, notwithstanding the performance criteria established for bonuses.

The following table sets forth information regarding the annual bonus opportunities that were established for 2008 for named executive officers and the actual annual bonuses earned for 2008 by those executives. Our Compensation Committee did not exercise its discretion to modify the amounts of annual bonuses otherwise determined to be earned by these executives.

	2008 Annual Bonus Opportunities						2008 Annual Bonus
	Threshold		Target		Maximum		Actually Earned
	% of Base	Bonus	% of Base	Bonus	% of Base	Bonus	% of Base	Bonus
Executive	Salary	Amount	Salary	Amount	Salary	Amount	Salary	Amount

J. Scaminace	20%	$183,518	100%	$917,592	200%	$1,835,184	174.3%	$1,599,500	(1)
K. Haber	12%	42,512	60%	212,562	120%	425,124	102.7%	363,800	(2)
S. Dunmead	10%	37,512	50%	187,585	100%	375,170	90.8%	340,500	(3)
V. Sachs	10%	35,090	50%	175,448	100%	350,896	89.0%	312,400	(4)
G. Griffith	10%	27,040	50%	135,200	100%	270,400	89.7%	242,400	(5)

(1)	Reflects actual operating profit exceeding the maximum level, actual free cash flow of approximately 93% of the target level and satisfaction of some but not all individual objectives. Mr. Scaminace’s individual objectives for 2008 included leading our transformational efforts, developing succession plans for targeted positions and improving our safety performance as measured by a reduction of lost time accidents.

(2)	Reflects actual operating profit exceeding the maximum level, actual free cash flow of approximately 93% of the target level and satisfaction of some but not all individual objectives. Mr. Haber’s individual objectives for 2008 included remediating our tax material weaknesses, supporting the efficient integration of the acquisition of the Rockwood electronics business to achieve targeted profit goals and developing alternative sources of capital to support our transformational growth strategy.

(3)	Reflects actual operating profit exceeding the maximum level, actual free cash flow of approximately 93% of the target level and satisfaction of some but not all individual objectives. Mr. Dunmead’s individual objectives for 2008 included achieving specified production levels at our joint venture in the Democratic Republic of the Congo, integrating the acquisitions of the Rockwood electronics business and of Borchers GmbH, and improving our safety performance as measured by a reduction of lost time accidents.

(4)	Reflects actual operating profit exceeding the maximum level, actual free cash flow of approximately 93% of the target level and satisfaction of some but not all individual objectives. Ms. Sachs’ individual objectives for 2008 included improving our intellectual property and records retention programs, leading the search for and effecting the hiring of a new Vice President, Human Resources, and improving our safety performance as measured by a reduction of lost time accidents.

(5)	Reflects actual operating profit exceeding the maximum level, actual free cash flow of approximately 93% of the target level and satisfaction of some but not all individual objectives. Mr. Griffith’s individual objectives for 2008 included executing our long-term growth strategy, leveraging our leading position in cobalt refining capacity, downstream processing and positioning in key cobalt end markets, and broadening our investor relations programs.

High-Performance Bonus

We supplemented our annual bonus program in connection with amendments made to the contribution formula under our qualified defined contribution plan that is available generally to all of our U.S. employees. Commencing with bonuses for 2008, each of our U.S. employees, including our executives, was eligible to receive a high-performance bonus up to a maximum of 7.5% of that employee’s base salary and annual bonus (without regard to the high-performance bonus). This high-performance bonus opportunity replaced a portion of the contribution formula under our defined contribution plan that was eliminated effective January 1, 2008. It is intended to provide an additional incentive for our employees to endeavor to achieve the established maximum performance level and have the opportunity to be rewarded when above-target objective levels are achieved.

The 2008 high-performance bonus opportunity for our executives was based 88% upon our consolidated operating profit and 12% upon free cash flow, but only to the extent such results exceeded the target performance levels established for 2008 for our annual incentive program. High-performance bonuses are calculated on a linear basis between the target and maximum levels. Our 2008 operating profit exceeded the maximum level, but since our free cash flow during 2008 did not reach the target level, our executives were eligible to earn only 88% of their high-performance bonus opportunity. High-performance bonuses for 2008 were paid in cash except with respect to Mr. Scaminace, who received one-half of his high-performance bonus in stock options that vest in one year and one-half in time-based restricted stock with a vesting period of one year. We determined that any high-performance bonus earned by Mr. Scaminace should be paid in stock options and restricted stock rather than in cash in order to more effectively reinforce the focus upon the importance of long-term results and to implement our approach of having a larger portion of Mr. Scaminace’s compensation be stock-based compensation to align with long-term stockholder interests.

The following table sets forth information regarding the high-performance bonus opportunity that was established for 2008 for named executive officers and the actual high-performance bonuses earned for 2008 by those executives.

	2008 High-Performance
	Bonus Opportunity		2008 High-Performance
Executive	Target	Maximum	Bonus Actually Earned

J. Scaminace	$0	$206,458	$166,080	(1)
K. Haber	0	58,455	47,373	(2)
S. Dunmead	0	56,276	47,215	(2)
V. Sachs	0	52,634	43,761	(2)
G. Griffith	0	40,560	33,833

(1)	Mr. Scaminace received one-half of his high-performance bonus in stock options that vest in one year and one-half in time-based restricted stock with a vesting period of one year.

(2)	Receipt of this amount was deferred by the executive pursuant to our deferred compensation plan.

Long-Term Stock-Based Compensation

We have determined that a combination of stock options, time-based restricted stock and performance-based restricted stock provides a package of incentive compensation that most effectively motivates executives, reinforces the need for strong long-term financial results, continues to align the interests of our executives with the interests of our stockholders, builds executive stock ownership among a new management team, retains executives in a cyclical business engaged in a significant transformation and balances the cost of the incentives with the targeted results.

We have established targeted long-term stock-based compensation opportunities by salary range for our executives based upon executive position and competitive market information. The target is expressed as a monetary value that is derived from a percentage of an executive’s base salary and is intended to equal median levels for executives in comparable positions at similar size companies and peer organizations. The targeted long-term stock-based compensation value is balanced among stock options (50%), time-based restricted stock (20%) and performance-based restricted stock (30%). The stock options are designed to maintain a strong tie between the interests of our executives and our stockholders because options produce rewards to executives only if our stock price increases. Time-based restricted stock is designed to retain our management team and build equity ownership among our executives. Performance-based restricted stock is designed to provide incentives and rewards for achieving specified longer-term financial results as well as increasing our common stock price. The mix between reward elements emphasizes performance rewards (80% of the total delivered as options and performance-based restricted stock) more than service-based rewards (20% in the form of time-based restricted stock). Moreover, it strikes what we consider a reasonable balance between stock price appreciation awards (50% of the total as options) and those based on sustained long-term financial results (30% as performance-based restricted stock).

To reinforce the commitment to long-term results and retain executives, our long-term awards fully vest in three years. Our stock options become exercisable in equal increments over a three-year period. Restrictions on time-based restricted stock awards lapse three years after their grant date. Performance-based restricted stock awards are earned only upon satisfaction of performance goals relating to a three-year performance period.

In 2008, we established specific grant guidelines for each award element for each executive. The guidelines were based on several factors, including our historical stock price performance, the estimated present value associated with each award element, an executive’s relative level of responsibility, the monetary value of an executive’s target long-term stock-based compensation and the targeted mix of long-term incentive opportunities. Grants are generally made to all eligible participants based on these guidelines, although the chief executive officer may make recommendations to the Compensation Committee to adjust an individual’s awards based on the individual’s performance, responsibilities or involvement in strategic initiatives. This discretion was not exercised for 2008.

We award performance-based restricted stock at the maximum value, which is double the target value, shortly after the start of each performance period. In order for performance-based restricted stock to be earned, we must achieve specified performance goals for the three-year performance period covered by the award. We established two performance criteria for the performance-based restricted stock awards made in 2008: total operating profit and average return on net assets, in each case for the three-year period ending on December 31, 2010. We calculate average return on net assets for this purpose by dividing operating profit by net assets for the three-year performance period. Net assets are comprised of net property, plant and equipment, goodwill and current assets, less accounts payable and cash. Both performance criteria are based on consolidated results, with no weights given to business unit or individual performance. This approach emphasizes the need for our executives to focus on overall company profitability and asset management performance that will ultimately create value for stockholders. These performance criteria are weighted equally and each will determine vesting of up to 50% of the total performance-based restricted shares. Based on our actual operating profit over the three-year performance period, between 0% and 50% of the total performance-based restricted shares will vest. Based on our actual return on net assets over the three-year performance period, between 0% and 50% of the total performance-based restricted shares will vest. No shares will be earned if total operating profit for the three-year period is not above the established threshold level, regardless of the average return on net assets for the period. Shares will be earned on a linear basis between the established threshold and maximum levels. These performance criteria are among those approved by our stockholders, with the result that we expect the value of any earned performance-based restricted stock to be tax deductible by us.

Our established performance levels are designed to reflect reasonable performance that would be minimally acceptable to stockholders and achieved fairly frequently (threshold), performance that is more demanding and should be achieved approximately one-half of the time (target), and outstanding performance that would be met relatively infrequently (maximum). However, our business historically has been and currently remains significantly exposed to metal price volatility, which has caused material variations in our results from year to year.

Named executive officers received the following equity-based awards for 2008:

		Performance-Based	Time-Based
Executive	Stock Options	Restricted Stock(1)	Restricted Stock

J. Scaminace	33,550	18,700	5,000
K. Haber	8,200	4,600	1,200
S. Dunmead	8,200	4,600	1,200
V. Sachs	8,200	4,600	1,200
G. Griffith	5,975	3,300	875

(1)	Maximum award. Target awards are one-half of these levels, as shown below under “Grants of Plan-Based Awards in 2008.”

In establishing award levels, we have available for consideration all information we believe is relevant to the compensation of our executives, including information contained on “tally sheets” reviewed by our Compensation Committee. This information is intended to reflect the value of an executive’s overall compensation, including base salary, bonuses, long-term incentive awards, other annual compensation information such as health, welfare and retirement benefits, compensation previously paid, and prior stock-based awards. In addition, the Compensation Committee has available for review information regarding equity ownership levels and change-in-control and severance payment opportunities applicable to our executives. Our primary focus is to retain executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction. Accordingly, we will take into account equity ownership, prior compensation, stock-based award opportunities and other compensation opportunities only if we believe it would be consistent with our corporate interests. For example, in considering compensation and awards for 2009, we did not consider the fact that, at the time of consideration, most stock options held by our executives were “underwater.”

In May 2006, we granted performance-based restricted stock awards that were tied to our performance for the three-year period ended December 31, 2008. The performance criteria for the 2006 awards were total operating profit and average return on net assets (RONA), which were applied in the same manner discussed above for awards made in 2008. The specific performance goals applicable to the 2006 awards are as follows:

		Performance Goals
	Percent of Vesting for	Total Operating Profit	Average RONA
Performance Level	Each Criteria	2006 - 2008	2006 - 2008

Threshold	0%	$200 million	7.5%
Target	25%	$275 million	10.0%
Maximum	50%	$350 million	12.5%

In March 2009, our Compensation Committee determined that our total operating profit for the 2006-2008 period was $675.0 million and the average RONA for that three-year period was 24.9%. Thus, the 2006 awards were earned at the maximum level with respect to each performance criteria. As a result, the shares of common stock earned by each of our named executive officers under these 2006 awards and issued to them in March 2009 were as follows: Mr. Scaminace — 30,400 shares; Mr. Haber — 7,650 shares; Mr. Dunmead — 7,650 shares; Ms. Sachs — 7,650 shares; and Mr. Griffith - 3,620 shares.

For awards of performance-based restricted stock made in 2009, one of the applicable performance criterion (replacing total operating profit) is our three-year average EBITDA margin as compared to that of our group of peer companies. We changed this criterion to motivate our executives to focus on margin improvement and outperform our competitors, which aligns with our articulated strategy to transform into a higher margin specialty company. Our average RONA continues to be the other performance criterion for 2009 awards, and the other aspects of the 2009 awards are as discussed above for the 2008 awards.

Our current and intended future practice is to make long-term stock-based awards at the first Compensation Committee meeting held following the availability of preliminary financial results for the previous fiscal year and availability of the current year operating plan. This meeting customarily is held in February in conjunction with our regularly scheduled Board meeting, and this practice permits us to consider the preliminary prior-year results and future expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions, at the time of those events. We grant stock options only with an exercise price equal to or greater than the market price of our common stock on the grant date. We do not attempt to time the grant of stock-based awards to the release of material nonpublic information. Our practice is to publicly release financial results for completed annual and quarterly periods at approximately the same time we file the required annual or quarterly report with the SEC.

2008 Actual Total Direct Compensation

The table below summarizes the actual total direct compensation earned by and awarded to named executive officers during 2008.

			High-		Long-Term
		Annual	Performance		Stock-Based
Executive	Base Salary	Bonus	Bonus		Awards(1)	Total(2)

J. Scaminace	$917,600	$1,599,500	$166,080	(3)	$1,347,144	$4,030,324
K. Haber	354,270	363,800	47,373		328,138	1,093,581
S. Dunmead	375,170	340,500	47,215		328,138	1,091,023
V. Sachs	350,896	312,400	43,761		328,138	1,035,195
G. Griffith	270,400	242,400	33,833		238,833	785,466

(1)	The amounts in this column reflect the value at the date of grant of stock option and restricted stock awards made in 2008 under our 2007 Incentive Compensation Plan. Assumptions used in the calculation of the amounts are included in note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The amounts in this column do not include amounts from awards granted in prior years under our equity-based incentive plans, which are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table in this proxy statement. However, the amounts in this column include amounts associated with such 2008 awards that will be recognized for financial reporting purposes in future years in accordance with FAS 123(R), which are not included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table in this proxy statement. The specific equity-based awards received by each of our named executive officers during 2008 are set forth above under “Elements of Direct Compensation — Long-Term Stock-Based Compensation.”

(2)	The amounts in this column do not include the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the “All Other Compensation” columns of the Summary Compensation Table in this proxy statement.

(3)	On February 3, 2009, Mr. Scaminace received one-half of his high-performance bonus in stock options that vest in one year and one-half in time-based restricted stock with a vesting period of one year. The value of such amounts is not included in the “Long-Term Stock-Based Awards” column as the awards were made in 2009.

Other Compensation Elements

Special Recognition Bonus

On February 7, 2007, the Compensation Committee provided special recognition bonuses to several executives. The Compensation Committee awarded these bonuses to acknowledge the substantial time and effort spent by each of these individuals in the sale of the nickel business and to motivate these key executives to continue our transformation through organic growth and strategic acquisitions. One-half of the bonus was paid in cash in February 2007, and one-half of the bonus was in the form of performance-based restricted stock. The performance-based restricted stock was subject to achievement of an established earnings goal for our business during any one of the years in the three-year period ending December 31, 2009. The stock portion of the special recognition bonus was not earned in either 2007 or 2008. The following table sets forth the unearned restricted stock portion of the special recognition bonuses that were awarded to the identified executives:

Name	Restricted Stock

K. Haber	1,906 shares
S. Dunmead	1,700 shares
V. Sachs	1,583 shares
G. Griffith	1,065 shares

Perquisites

Each of our executives receives an annual payment in lieu of receiving any specific perquisites or personal benefits. This annual payment is $30,000 for Mr. Scaminace and $25,000 for each of our other executives. The cash payments made in 2008 to our named executive officers in lieu of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement.

Executives are not permitted to use our corporate jet for personal travel. We have season tickets to Cleveland-based professional basketball, baseball and football games and from time to time have tickets to musical, theatrical, dance and other performing arts events. These tickets are primarily intended to be used to entertain customers and suppliers. On those occasions when tickets are not used for business-related entertainment, they may be used by a wide range of our employees, including our executives, through a lottery process or on an invited basis.

Retirement Plans

Our executives participate in our qualified defined contribution plan that is available generally to all of our employees and also participate in our deferred compensation program that is available to selected employees with base salaries in excess of certain limits imposed by the Internal Revenue Code for qualified plans ($230,000 for 2008). The plans in this program are designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement. Our contributions to these plans for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement. Our deferred compensation program is discussed under “Nonqualified Deferred Compensation” in this proxy statement.

Change in Control Agreements and Severance Agreements

We have entered into change in control agreements with all of our executives. We believe that the change in control agreements serve to protect us against the loss of key executives in the context of the current uncertainty in our business model and our transformation to a more customer-focused, value-added business. We also have severance agreements with all of our executives, which are designed to protect our executives in the context of the rapid rate of strategic change occurring in our business. These agreements are discussed under “Potential Payments upon Termination or Change in Control” in this proxy statement.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer or the three next most highly compensated executive officers (excluding the chief financial officer). However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance-based” within the meaning of Section 162(m). Our stock option and performance-based restricted stock awards and high-performance bonuses satisfy the conditions for being “performance-based” under Section 162(m). Time-based restricted stock awards and annual bonuses do not currently satisfy the Section 162(m) “performance-based” conditions.

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders. For instance, we have established Mr. Scaminace’s target total direct compensation at the level described above, even though it may not be fully deductible, because we believe such compensation is appropriate under relevant market conditions and is consistent with the objectives of our executive compensation program as applied to Mr. Scaminace.

Consideration of Risk-Taking due to Compensation Programs

As a result of recent developments in the financial markets, the Compensation Committee has specifically considered whether any elements of our compensation program encourage our executives to take unreasonable risks relating to our business. The Committee believes that the mix of different types of available compensation, the specific performance criteria applied in our bonus and long-term incentive compensation programs, and the retention of discretion by our Compensation Committee in administering our various compensation programs all contribute to the focus by our executives upon the long-term interests of stockholders, and that our overall compensation philosophy and specific compensation programs do not encourage our executives to take unreasonable risks relating to our business.

Summary Compensation Table

Described below is a summary of the provisions of the employment agreements that we have with certain named executive officers and the restricted stock and stock option programs that are part of our compensation strategy, together with a summary of the 2008, 2007 and 2006 total compensation of each named executive officer.

Employment Agreements

On May 15, 2008, we entered into a new employment agreement with Mr. Scaminace that provides for Mr. Scaminace’s continued employment as our chief executive officer for a term beginning on June 1, 2008 and continuing until May 31, 2011. Under the terms of his employment agreement, Mr. Scaminace receives an initial annual base salary of $917,600 and, at the discretion of our board, is eligible to receive bonus compensation under our executive bonus programs, and incentive compensation (in the forms of grants of awards of stock options, restricted stock and/or other equity-based awards) permitted to be granted under our 2007 Incentive Compensation Plan or any successor plan. In addition, his employment agreement provides that Mr. Scaminace will receive a $30,000 annual cash payment in lieu of perquisites and personal benefits.

On September 7, 2005, we entered into an employment agreement with Ms. Sachs that provided for Ms. Sachs’s employment as vice president, general counsel and corporate secretary beginning on September 26, 2005. Under the terms of her employment agreement, Ms. Sachs received an initial annual base salary of

$325,000 and is eligible for bonus compensation under our executive bonus programs. Her employment agreement also provided for the grant of options to purchase 50,000 shares of common stock, which vested in three equal installments on September 26, 2006, 2007 and 2008.

On March 6, 2006, we entered into an employment agreement with Mr. Haber that provided for his employment as our chief financial officer. Under the terms of his employment agreement, Mr. Haber received an initial base salary of $325,000 and is eligible for bonus compensation under our executive bonus programs.

The benefits that Messrs. Scaminace and Haber, Ms. Sachs and the other named executive officers will receive upon a termination of their employment or a change in control are discussed below under “Potential Payments upon Termination and Change in Control.”

Restricted Stock and Stock Option Programs

On February 7, 2007, our Board approved the 2007 Incentive Compensation Plan, which was approved by our stockholders on May 8, 2007. The 2007 Plan superseded and replaced our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan, both of which terminated upon stockholder approval of the 2007 Plan. The termination of our 1998 Plan and our 2002 Plan did not affect awards outstanding under either plan.

Under the 2007 Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock awards, and phantom stock and restricted stock unit awards to our employees and our non-employee directors. Prior to May 8, 2007, under our 1998 Plan and our 2002 Plan, we previously awarded stock options to our employees and our directors and time-based and performance-based restricted stock to our employees. Our Compensation Committee administers outstanding awards under all of our plans.

Under these plans, the option exercise price of stock options may not be less than the per share fair market value of our common stock on the grant date. Our historical practice under these plans has been to grant stock options at an exercise price equal to the average of the high and low prices of our common stock on the NYSE on the date the option is granted. As a result, we may grant stock options at an exercise price that is greater or less than the closing price of our common stock on the NYSE on the grant date. We also granted stock options to our chief executive officer in connection with his hiring at exercise prices significantly above the market price on the date of grant. We do not price stock options on a date other than the grant date. The stock options we grant generally are exercisable in equal increments over a three-year period from the grant date and no option may be exercised prior to one year from the date of grant, except in event of a change in control, death, disability or retirement. If an employee’s employment ceases due to a change in control, death, disability or retirement, all unvested stock options become immediately exercisable. If employment ceases for any reason other than a change in control, death, disability or retirement, all unvested stock options are forfeited and any vested but unexercised options may be exercised within three months of cessation of employment. All outstanding stock options expire ten years after their grant date.

Our time-based restricted stock granted under these plans generally vests three years after the grant date, and our performance-based restricted stock granted under these plans is earned upon satisfaction of performance goals relating to a three-year period. If an employee’s employment ceases for any reason other than a change in control, death, disability or retirement, all unvested restricted stock awards are forfeited. If an employee’s employment ceases due to a change in control, all unvested time-based restricted stock granted under these plans vests, and all unvested performance-based restricted stock granted under these plans vests at the “target” performance level. In the event of an employee’s death or disability, a pro rata portion (as determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock granted under these plans will vest, and the employee will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock granted under these plans, as determined at the end of the performance period. In the event of an employee’s retirement, all unvested time-based restricted stock granted under these plans vests and all unvested performance-based restricted stock granted under these plans vests at the “target” performance level. Employees who receive restricted stock awards have voting rights and the right to receive any dividends that are declared. Any such dividends that are declared will be held by us and distributed to employees only when the restricted stock vests or is earned.

The table below summarizes the total compensation paid to or earned by each named executive officer for the fiscal years ended December 31, 2008, 2007 and 2006.

								Change in
								Pension
								Value and
						Non-Equity		Nonqualified
						Incentive		Deferred
				Stock	Option	Plan		Compensation
Name and			Bonus(1)	Awards(2)	Awards(2)	Compensation(3)		Earnings(4)	All Other
Principal Position	Year	Salary($)	($)	($)	($)	($)		($)	Compensation(5)($)	Total ($)

J. Scaminace	2008	$917,600	$1,599,500	$1,621,607	$995,634	$6	(6)	$4,400	$385,752	$5,524,499
	2007	882,300	1,764,600	2,128,447	1,020,433	—		293	268,298	6,064,371
	2006	850,000	1,700,000	1,661,162	1,283,517	—		336	72,115	5,567,130
K. Haber(7)	2008	354,270	363,800	257,889	212,543	47,373		656	132,199	1,368,730
	2007	337,400	404,880	191,261	138,665	—		7	64,938	1,137,151
	2006	261,250	487,500	68,501	34,790	—		—	51,000	903,041
S. Dunmead	2008	375,170	340,500	257,889	212,543	47,215		1,466	127,846	1,362,629
	2007	360,740	342,703	191,261	254,105	—		123	97,140	1,246,072
	2006	348,140	435,140	68,501	238,965	—		676	105,720	1,197,142
V. Sachs	2008	350,896	312,400	257,889	323,962	43,761		852	119,974	1,409,734
	2007	337,400	334,026	191,261	290,210	—		47	103,563	1,256,507
	2006	325,000	406,000	68,501	186,335	—		—	59,520	1,045,356
G. Griffith(8)	2008	270,400	242,400	186,744	141,311	33,833		416	87,993	963,097
	2007	260,000	260,000	119,658	145,214	—		15	69,730	854,617

(1)	The amounts in this column reflect amounts paid as annual bonuses and also reflect, for Messrs. Haber and Dunmead and for Ms. Sachs, amounts paid as a special recognition bonus for 2006. Our annual bonuses and the special recognition bonuses are discussed under “Compensation Discussion and Analysis” in this proxy statement.

(2)	The amounts in this column reflect the dollar amount recognized for financial reporting purposes for the respective fiscal years, in accordance with FAS 123(R), for awards made pursuant to our stock-based incentive plans and may include amounts from awards granted in prior years. Assumptions used in the calculation of the amounts are included in note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)	The amounts in this column reflect amounts paid as high-performance bonuses, which are discussed under “Compensation Discussion and Analysis” in this proxy statement.

(4)	The amounts in this column reflect the above-market earnings on compensation that is deferred under our benefit restoration plan, which is discussed below under “Nonqualified Deferred Compensation.”

(5)	The amounts in this column for 2008 are comprised of the following for the indicated executives:

	Employee Benefit	Payment in lieu of
	Plans(a)	Perquisites(b)

J. Scaminace	$370,752	$15,000
K. Haber	107,199	25,000
S. Dunmead	102,846	25,000
V. Sachs	94,974	25,000
G. Griffith	62,993	25,000

(a)	These amounts reflect contributions by us to our qualified defined contribution plan as well as credits allocated to the accounts of the named executives under our nonqualified deferred compensation plans. These amounts have not been received by the executives.

(b)	In lieu of receiving any perquisites or personal benefits, each of our executive officers receives an annual cash payment. Such annual payment is $25,000 for each of our executive officers other than Mr. Scaminace, who is entitled to receive an annual payment of $30,000 in lieu of perquisites or personal benefits in accordance with the terms of his employment agreement that was effective on June 1, 2008. Mr. Scaminace’s payment for 2008 was a prorated amount, since he was not entitled to receive any perquisites or personal benefits, or any payment in lieu of perquisites or personal benefits, prior to his new employment agreement.

(6)	Mr. Scaminace’s high-performance bonus, which was valued at $166,080, was paid one-half in stock options that vest in one year and one-half in time-based restricted stock with a vesting period of one year. The amount shown reflects cash paid for fractional shares. Mr. Scaminace’s compensation for 2009 will reflect the $166,074 value of the stock options and restricted stock awarded in payment of this bonus.

(7)	Mr. Haber was appointed as our chief financial officer on March 6, 2006.

(8)	Mr. Griffith became a named executive officer in 2007.

Grants of Plan-Based Awards in 2008

								Grant
								Date Fair	Closing
		Estimated Possible Payouts					Exercise or	Value of	Market
		Under Non-Equity		Estimated Possible Payouts Under			Base Price	Stock and	Price at
		Incentive Plan Awards		Equity Incentive Plan Awards			of Option	Option	Grant
		Maximum		Threshold	Target	Maximum	Awards(1)	Awards	Date(1)
Name	Grant Date	($)		(#)	(#)	(#)	($/Sh)	($)	($/Sh)

J. Scaminace	3/10/2008(2)	—		—	33,550	—	$58.57	$944,768	$57.73
	3/10/2008(3)	—		—	5,000	—	—	292,850	—
	3/10/2008(4)	—		0	9,350	18,700	—	1,095,259 (5)	—
	—(6)	$206,458	(7)(8)	—	—	—	—	—	—
K. Haber	3/10/2008(2)	—		—	8,200	—	58.57	230,912	57.73
	3/10/2008(3)	—		—	1,200	—	—	70,284	—
	3/10/2008(4)	—		0	2,300	4,600	—	269,422 (5)	—
	—(6)	58,455	(7)	—	—	—	—	—	—
S. Dunmead	3/10/2008(2)	—		—	8,200	—	58.57	230,912	57.73
	3/10/2008(3)	—		—	1,200	—	—	70,284	—
	3/10/2008(4)	—		0	2,300	4,600	—	269,422 (5)	—
	—(6)	56,276	(7)	—	—	—	—	—	—
V. Sachs	3/10/2008(2)	—		—	8,200	—	58.57	230,912	57.73
	3/10/2008(3)	—		—	1,200	—	—	70,284	—
	3/10/2008(4)	—		0	2,300	4,600	—	269,422 (5)	—
	—(6)	52,634	(7)	—	—	—	—	—	—
G. Griffith	3/10/2008(2)	—		—	5,975	—	58.57	168,256	57.73
	3/10/2008(3)	—		—	875	—	—	51,249	—
	3/10/2008(4)	—		0	1,650	3,300	—	193,281 (5)	—
	—(6)	40,560	(7)	—	—	—	—	—	—

(1)	In accordance with our historical practice, stock option awards were granted in 2008 at an exercise price equal to the average of the high and low price of our common stock on the NYSE on the grant date.

(2)	Stock option award granted under our 2007 Incentive Compensation Plan.

(3)	Time-based restricted stock award granted under our 2007 Incentive Compensation Plan.

(4)	Performance-based restricted stock award granted under our 2007 Incentive Compensation Plan.

(5)	Based upon the maximum value of performance-based awards, which is double the target value.

(6)	High-performance bonus award under our 2007 Incentive Compensation Plan. Each executive was eligible to receive a high-performance bonus up to a maximum of 7.5% of his or her base salary and annual bonus. There was no specific grant date associated with the high-performance bonuses.

(7)	Reflects the maximum amount payable as a high-performance bonus. Such bonus was payable only to the extent that the actual results exceeded the target level of established performances goals, calculated on a linear basis between the target and maximum levels. Accordingly, there were no threshold or target payout levels established for the high-performance bonuses.

(8)	Reflects the potential maximum value of Mr. Scaminace’s high-performance bonus. Mr. Scaminace’s high-performance bonus was payable one-half in stock options that vest in one year and one-half in time-based restricted stock with a vesting period of one year.

Outstanding Equity Awards at 2008 Fiscal Year-End

												Equity Incentive
												Plan Awards:
										Equity Incentive		Market or
				Equity Incentive						Plan Awards:		Payout
				Plan Awards:					Market	Number of		Value of
				Number of			Number of		Value of	Unearned		Unearned
	Number of	Number of		Securities			Shares or		Shares or	Shares,		Shares,
	Securities	Securities		Underlying			Units of		Units of	Units or		Units or
	Underlying	Underlying		Unexercised	Option		Stock That		Stock That	Other Rights		Other Rights
	Unexercised	Unexercised		Unearned	Exercise	Option	Have Not		Have Not	That Have		That Have
	Options	Options		Options	Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name	(#) Exercisable	(#) Unexercisable		(#)	($/Sh)	Date	(#)(1)		($)(2)	(#)(3)		($)(2)
J. Scaminace	—	33,550	(4)	—	$58.57	3/10/2018	19,900	(7)	$420,089	76,500	(10)	$1,614,915
	15,083	30,167	(5)	—	51.16	2/7/2017	—		—	—		—
	67,744	—		—	18.70	12/29/2015	—		—	—		—
	80,001	—		—	24.89	6/13/2015	—		—	—		—
	85,050	—		—	28.67	6/13/2015	—		—	—		—
	89,945	—		—	33.67	6/13/2015	—		—	—		—
K. Haber	—	8,200	(4)	—	58.57	3/10/2018	5,300	(8)	111,883	20,556	(11)	433,937
	3,667	7,333	(5)	—	51.16	2/7/2017	—		—	—		—
	7,000	3,500	(6)	—	28.76	5/1/2016	—		—	—		—
S. Dunmead	—	8,200	(4)	—	58.57	3/10/2018	5,300	(8)	111,883	20,350	(11)	429,589
	3,667	7,333	(5)	—	51.16	2/7/2017	—		—	—		—
	7,000	3,500	(6)	—	28.76	5/1/2016	—		—	—		—
	30,000	—		—	31.38	11/8/2014	—		—	—		—
	3,000	—		—	59.20	11/5/2011	—		—	—		—
	2,000	—		—	46.75	11/6/2010	—		—	—		—
	1,000	—		—	36.25	11/5/2009	—		—	—		—
V. Sachs	—	8,200	(4)	—	58.57	3/10/2018	5,300	(8)	111,883	20,233	(11)	427,119
	3,667	7,333	(5)	—	51.16	2/7/2017	—		—	—		—
	7,000	3,500	(6)	—	28.76	5/1/2016	—		—	—		—
	33,334	—		—	20.86	9/26/2015	—		—	—		—
G. Griffith	—	5,975	(4)	—	58.57	3/10/2018	3,315	(9)	69,980	12,785	(12)	269,891
	2,667	5,333	(5)	—	51.16	2/7/2017	—		—	—		—
	3,300	1,650	(6)	—	28.76	5/1/2016	—		—	—		—
	5,000	—		—	31.38	11/8/2014	—		—	—		—

(1)	The unvested shares reflected in this column are time-based restricted shares.

(2)	Based upon the closing market price of our common stock on the NYSE on December 31, 2008, which was $21.11.

(3)	The unearned shares reflected in this column are performance-based restricted shares.

(4)	These options vest in three equal installments on March 10, 2009, 2010 and 2011.

(5)	These options vest in two equal installments on February 7, 2009 and 2010.

(6)	These options vest on May 1, 2009.

(7)	These shares vest on May 1, 2009 as to 7,500 shares, on February 7, 2010 as to 7,400 shares and on March 10, 2011 as to 5,000 shares.

(8)	These shares vest on May 1, 2009 as to 2,100 shares, on February 7, 2010 as to 2,000 shares and on March 10, 2011 as to 1,200 shares.

(9)	These shares vest on May 1, 2009 as to 1,000 shares, on February 7, 2010 as to 1,440 shares and on March 10, 2011 as to 875 shares.

(10)	On March 2, 2009, 30,400 of these shares vested as a result of a determination by the Compensation Committee that the performance goals relating to the shares were satisfied and that the shares were earned. Such shares have been issued to Mr. Scaminace. The remaining shares are subject to satisfaction of performance goals for performance periods that end on December 31, 2009 as regards 27,400 shares and December 31, 2010 as regards 18,700 shares.

(11)	On March 2, 2009, 7,650 of these shares vested as a result of a determination by the Compensation Committee that the performance goals relating to the shares were satisfied and that the shares were earned. Such shares have been issued to the executive. The remaining shares are subject to satisfaction of performance goals for performance periods that end on December 31, 2009 as regards 8,306 shares for Mr. Haber, 8,100 shares for Mr. Dunmead and 7,983 shares for Ms. Sachs and December 31, 2010 as regards 4,600 shares for each executive.

(12)	On March 2, 2009, 3,620 of these shares vested as a result of a determination by the Compensation Committee that the performance goals relating to the shares were satisfied and that the shares were earned. Such shares have been issued to Mr. Griffith. The remaining shares are subject to satisfaction of performance goals for performance periods that end on December 31, 2009 as regards 5,865 shares and December 31, 2010 as regards 3,300 shares.

Option Exercises and Stock Vested During 2008

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
	Exercise	on Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

J. Scaminace	—	—	166,194	$7,226,115
K. Haber	—	—	—	—
S. Dunmead	—	—	—	—
V. Sachs	—	—	—	—
G. Griffith	—	—	—	—

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation program for select key management employees who have been designated to participate in such program by the Compensation Committee of our Board of Directors and whose tax-qualified plan benefits are subject to certain limitations under the Internal Revenue Code. This program consists of two nonqualified plans: the Benefit Restoration Plan (the “BRP”) and the Deferred Compensation Plan (the “DCP”).

Under the BRP, each participating executive’s account was credited in January 2008 with (a) the amount that would have been allocated to his or her account with respect to 2007 under our tax-qualified plan, assuming that no Internal Revenue Code limitations were applicable, less the actual benefit allocated to his or her qualified plan account for 2007, and (b) an amount equal to the profit-sharing percentage of compensation set by the Board for all employees with respect to 2007, less the profit-sharing amount paid in the first quarter of 2008 to such executive for 2007. BRP participants are fully vested in their BRP accounts and, subject to any applicable provisions of Internal Revenue Code Section 409A, generally will receive their BRP account balances in a lump sum upon separation from service or a change in control (both as defined in Section 409A). No further company contributions were credited to accounts of participating executives under the BRP during 2008, and no further company contributions will be credited in the future to BRP participant accounts. However, BRP accounts will remain in place for BRP participants, and earnings on such accounts are calculated by multiplying the balance of each participating executive’s account at the beginning of the year by the five-year rolling average annual composite yield on Moody’s Corporate Bond Yield Index for the immediately preceding five years.

The DCP became effective on July 1, 2008. In general, the DCP allows participants to defer up to 75% of their base salary and up to 100% of their bonuses, non-employee directors’ fees, and any other cash or equity-based compensation determined by the Compensation Committee to be deferrable under the DCP, as reduced by any applicable taxes and employee benefit plan deductions. All amounts deferred are 100% vested. In addition, the accounts of DCP participants will be credited with employer matching contributions, as well as employer make-up contributions based upon participant deferrals to the DCP, in each case to reflect contributions that could not be made under our tax-qualified plan due to Internal Revenue Code limitations. These employer contributions generally will be credited to participant accounts in the year following the year of the related participant deferral. The accounts of DCP participants also may be credited with discretionary employer contributions that are approved by the Compensation Committee (no such contributions were approved for 2008). Amounts credited to DCP accounts are deemed to be invested in one or more investment options as selected by each participant from investment options determined by the Compensation Committee to be available for DCP accounts, which currently are the same investment options available to all employees participating in our tax-qualified defined contribution plan.

Participants in the DCP are entitled to receive benefits upon separation from service and upon death and disability, as well as upon any specified date that has been established by the participant with respect to compensation that has been deferred. Subject to applicable provisions of Section 409A of the Internal Revenue Code, DCP participants may receive account balances in a lump sum upon separation from service or an established specified benefit date, unless they have elected to receive such balance in annual installments for up to a 15-year period in the case of a separation from service and up to a five-year period in the case of a specified benefit date.

The following table sets forth information regarding our deferred compensation plans.

	Executive		Registrant	Aggregate	Aggregate	Aggregate
	Contributions		Contributions	Earnings in	Withdrawals/	Balance at
Name	in Last FY ($)		in Last FY(2)($)	Last FY ($)(3)	Distributions ($)	Last FYE ($)(4)

J. Scaminace	—		$353,502	$39,082	—	$686,133
K. Haber	—		89,949	5,830	—	102,355
S. Dunmead	$9,388	(1)	85,596	12,197	—	237,133
V. Sachs	—		77,724	7,571	—	132,918
G. Griffith	—		45,743	3,694	—	64,859

(1)	Mr. Dunmead elected to defer a portion of his salary during 2008. This amount is included in the “Salary” column of the Summary Compensation Table above.

(2)	Reflects amounts credited to the accounts of the indicated executives as of January 1, 2008 with respect to the plan year 2007. All contributions are included in the “All Other Compensation” column of the Summary Compensation Table above.

(3)	This column includes the amounts of above-market earnings shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(4)	Of the totals in this column, amounts previously reported in the Summary Compensation Table for previous years are as follows: Mr. Scaminace — $274,292; Mr. Haber — $6,195; Mr. Dunmead — $81,001; Ms. Sachs — $88,435; and Mr. Griffith — $10,995.

Potential Payments upon Termination or Change in Control

We maintain employment agreements, severance agreements and change in control agreements with certain of our named executive officers, who also participate in our long-term incentive compensation plans. The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control and such executive officer’s employment were terminated following the change in control. The summaries assume that the termination and/or change in control occurred on December 31, 2008 and that the relevant stock price is the closing market price of our common stock on the NYSE on December 31, 2008, which was $21.11.

Payments Pursuant to Employment Agreement with Chief Executive Officer

Under the employment agreement with Mr. Scaminace, our chief executive officer, if we terminate Mr. Scaminace’s employment for cause, we will not be obligated to make any payments to him other than salary earned but not yet paid as of the termination date. As defined in his employment agreement, “cause” means (a) commission of a felony (other than felonious operation of a motor vehicle), (b) fraud, embezzlement or misappropriation of our funds or acts of dishonesty that are materially inimical to our best interest, (c) violation of the noncompetition provision contained in the employment agreement, or (d) consistent failure to perform duties and responsibilities, other than for reason of disability, for thirty consecutive days after the board has advised Mr. Scaminace of such failure.

If we terminate Mr. Scaminace’s employment without cause or if Mr. Scaminace terminates his employment agreement with good reason, Mr. Scaminace will receive payments that consist of (a) his base salary earned but unpaid through the date of termination, to be paid within ten days of the termination pursuant to our normal payroll practices, (b) an amount reflecting his accrued but unused vacation days, to be paid within ten days of the termination pursuant to our normal payroll practices, and (c) a lump-sum payment of two times the total of his base salary in effect as of the date of the termination and the average of his cash bonus compensation amounts paid to him for the three immediately preceding years, to be paid within ten days after the expiration of the six-month period following the termination.

As defined in the new employment agreement, “good reason” means (a) Mr. Scaminace’s base salary is reduced from the highest level in effect at any time, (b) Mr. Scaminace is excluded from full participation in any incentive, option, restricted stock or other compensatory plan that is generally available to our executive officers, (c) Mr. Scaminace determines in good faith that his responsibilities, duties or authorities are materially reduced from those consistent with his current positions as chairman of our board and chief executive officer (including status, offices, titles and reporting requirements) and such reduction is not cured within thirty days after Mr. Scaminace provides notice to our board of his election to terminate his employment based upon such reduction, (d) our board adopts a strategic plan that varies materially from the strategic plan that existed prior to its adoption and as to which Mr. Scaminace disapproves, in the context of specified changes in the composition of the board of directors; (e) Mr. Scaminace ceases to be a member of our board for any reason other than death, disability or voluntary resignation, or (f) we provide notice to Mr. Scaminace of our determination not to extend the term of his change in control agreement unless such determination not to extend is based upon Mr. Scaminace’s refusal to consent to amendments that are also generally applicable to all change in control agreements.

If Mr. Scaminace suffers from a disability, defined as a condition that renders him unable to perform his duties with reasonable accommodation, by reason of physical or mental inability for a period of more than twenty-six consecutive weeks, we have the right to terminate his employment. If terminated for reason of disability, Mr. Scaminace will receive the same payments as described above for a termination without cause or termination with good reason, offset by the present value of any disability benefits to which Mr. Scaminace is entitled to receive for the two-year period following such termination under any disability plan maintained by us at the time of the disability. If Mr. Scaminace dies, we will pay his beneficiary or estate the same payments as described above for a termination without cause or termination with good reason.

Mr. Scaminace’s employment agreement requires that he comply with certain covenants and requirements upon termination. Mr. Scaminace must maintain the confidentiality of all of our information, must not solicit present employees or customers for a period of two years following termination, must not compete with us for a period of two years following termination, and must not disparage us, our employees, stockholders, officers or directors.

The payments that would have been made to Mr. Scaminace pursuant to his employment agreement, assuming a termination of his employment as of December 31, 2008, are as follows:

	Earned But
	Unpaid	Accrued
	Salary	Vacation	Severance

Without Cause or With Good Reason	$28,234	—	$5,211,271
Disability(1)	28,234	—	5,211,271	(1)
Death	28,234	—	5,211,271

(1)	These payments will be decreased by the present value of any disability benefits to which Mr. Scaminace is entitled to receive for the two-year period following his termination under any disability plan maintained by us.

Payments Pursuant to Severance Agreements

We have entered into severance agreements with Messrs. Haber, Dunmead and Griffith and with Ms. Sachs. Each of Messrs. Haber, Dunmead and Griffith and Ms. Sachs is entitled to certain payments in the event of termination during the term of the severance agreement. “Termination” means (a) termination for any reason other than death, disability, or cause (which includes commission of a felony; fraud, embezzlement or misappropriation of our funds; acts of dishonesty in the course of employment that are materially inimical to our best interests; and the failure to perform duties other than due to disability) and (b) the assignment of duties that are materially inconsistent with the executive’s position, authority, duties and responsibilities or results in the material diminution of the executive’s position. Ms. Sachs’s severance agreement also defines “termination” to include a material change in her reporting structure. In the event of a termination under a severance agreement, each executive is entitled to a lump-sum payment equal to 1.5 times his or her respective annual base salary then in effect plus any base salary earned through the termination date and bonus for the prior fiscal year, to the extent not otherwise paid. The payment must be made within ten days of termination pursuant to our normal payroll practices.

In order to receive the payments outlined above, each executive must provide us with an agreement that contains a general release from future liability or suit, a nonsolicitation and nondisparagement provision, a waiver of continued participation in our employee benefit and welfare plans, a requirement to maintain the confidentiality of our information and a six-month noncompetition provision.

The payments that would have been made to each executive, assuming a termination as of December 31, 2008, are indicated below.

	Earned But
	Unpaid
	Salary	Severance

K. Haber	$10,901	$531,405
S. Dunmead	11,544	562,755
V. Sachs	10,797	526,344
G. Griffith	8,320	405,600

Payments in the Event of Death, Disability or Retirement

If any named executive officer dies, becomes disabled or retires while employed by us, any unvested options held by that executive officer will become exercisable immediately. If any named executive officer dies or becomes disabled, a pro rata portion (determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock will vest, and the executive will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock, as determined at the end of the performance period. If any named executive officer retires, all unvested time-based restricted stock will vest and all unvested performance-based restricted stock will vest at the “target” performance level. As discussed above under “Nonqualified Deferred Compensation,” each named executive officer’s benefits accumulated under our deferred compensation program will be distributed in the event of retirement, death or disability. In addition, if Mr. Scaminace’s employment ceases by reason of death or disability, he will receive those payments described above under “Payments Pursuant to Employment Agreement with Chief Executive Officer.”

The table below sets forth payments that would have been made in the event of death, disability or retirement, assuming that such event had occurred on December 31, 2008 and based upon the closing market price of our common stock on the NYSE on that date ($21.11 per share). The “death or disability” column includes payments under our deferred compensation program, the value of unvested options that would have become exercisable upon death or disability, and the value of time-based restricted stock that would have vested upon such an event. No amount is included in the “death or disability” column for performance-based restricted stock awards since payment of such awards is made only at the end of the performance period upon satisfaction of applicable performance goals. The “retirement” column includes payments under our deferred compensation program and, for eligible individuals, the value of unvested options that would have become exercisable upon retirement and the value of restricted stock awards that would have vested upon retirement (at “target” level, as regards performance-based awards).

	Death or
	Disability	Retirement(1)

J. Scaminace	$983,784	$686,133
K. Haber	183,270	102,355
S. Dunmead	318,048	237,133
V. Sachs	213,833	132,918
G. Griffith	112,399	64,859

(1)	“Retirement” under our retirement policy means separation from service after attainment of both age 55 and ten years of service. None of our named executives was eligible for retirement at December 31, 2008.

Payments in Event of a Change in Control

We have entered into a change in control agreement with each of our named executive officers. In the event that payments are made pursuant to these agreements, the payments and covenants required under these agreements supersede any other agreement between us and the named executive officer. For example, if Mr. Scaminace is terminated following a change in control and receives the benefits outlined below, he will not receive any of the payments or benefits under his employment agreement or any other agreement with us.

Under each change in control agreement, two events must take place before an executive receives payment. First, a change in control must occur. A “change in control” is defined as any of the following: (a) the acquisition by an individual, group or entity of beneficial ownership of 33% or more of our outstanding voting shares (not including any acquisition from us, by us or by our employee benefit plan), (b) the members of the board of directors in place at the time of the agreement cease to constitute a majority of the board (for reasons other than death or disability), subject to certain circumstances, or (c) the consummation of a reorganization, merger or consolidation or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement.

Second, the executive’s employment must be terminated, either by us “without cause” or by the executive for “good reason,” during the term of the change in control agreement. Termination “without cause” means termination for any reason other than death, retirement, disability or cause, as each term is defined in the agreement. Termination for “good reason” includes: (a) the assignment of duties inconsistent with the executive’s position or any other action that results in the diminution in such position, authority, duties or responsibilities, (b) the failure to provide the executive with salary and benefits equal to or greater than those in effect prior to a change in control, (c) the requirement that the executive work from a location that is more than 50 miles from the location from which he or she worked prior to the change in control, or a requirement that the executive travel on business to a substantially greater extent than prior to the change in control, or (d) the failure to require any successor to our business to assume and agree to the change in control agreement. In addition to the above, Mr. Scaminace’s agreement includes the following additional “good reason” termination provisions: (i) a reduction in his salary from the highest level in effect for the year prior to the change in control, (ii) the aggregate compensatory opportunities provided to him after a change in control are reduced below the levels provided prior to a change in control, subject to certain limitations, (iii) after the change in control, he is not permitted to participate in the compensatory programs generally available to executives of the surviving entity, (iv) the surviving entity has headquarters outside of the Cleveland metropolitan area, (v) he determines in good faith that he is unable to fulfill his duties as chief executive officer after the change in control or that the company’s strategic plan varies materially from the plan that was in place prior to the change in control, or (vi) he ceases to be a member of the board of directors of the surviving entity for reasons other than death, disability or voluntary resignation.

In the event that both triggering events occur, each named executive officer will be entitled to the following payments:

•	Full base salary earned through date of termination and bonus for last completed fiscal year, to the extent not otherwise paid;

•	Target bonus (based on 100% achievement of performance goals) for the fiscal year of termination, prorated based on the number of days employed by us during that year;

•	Lump-sum payment equal to two times the sum of (a) base salary equal to the greater of the annual base salary in effect immediately before the change in control or the highest rate of base salary in effect at any time prior to termination and (b) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions, bonuses and nonqualified deferred compensation amounts. In Mr. Scaminace’s case, this payment will be equal to three times the sum of (x) the highest base salary in effect prior to termination and (y) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions, bonuses and nonqualified deferred compensation amounts, which amount shall not be less than $950,000;

•	Lump-sum payment equal to the aggregate spread between the exercise prices of all stock options held by the executive and the higher of (a) the mean of the high and low trading prices of our common stock on the NYSE on the termination date or (b) the highest price per share actually paid in connection with the change in control;

•	The immediate vesting and redemption of all unvested shares of restricted stock at a price equal to the higher of (a) the mean of the high and low trading prices of our common stock on the NYSE on the termination date or (b) the highest price per share actually paid in connection with the change in control;

•	Cash payment equal to any unvested portion of the executive’s interest in any of our nonqualified retirement plans or tax-qualified pension plans;

•	Continued coverage or lump-sum payment to fund continuing coverage under the life and health insurance programs, as well as any other lump-sum payment equal to 15% of the amount in the “Additional Payment” column of the following table to fund continuing disability coverage and any other employee benefit programs, in which the executive participated prior to termination, all for a period of two years (three years for Mr. Scaminace) following termination; and

•	“Gross-up” payments to reimburse the executive for any excise taxes incurred in relation to the above payments.

If an executive receives payment under these agreements, then the executive agrees not to compete with our successor for a period of one year from the termination date. The executive also agrees to maintain the confidentiality of our and our successor’s information and to not disparage us or our successor or our respective directors, partners, officers or employees. The executive also must provide a general release of all claims and causes of action against us arising from or relating to the executive’s employment with us.

The payments that would have been made to each of our named executive officers, assuming a change in control and related termination had occurred on December 31, 2008 and based upon the closing market price of our common stock on the NYSE on that date ($21.11 per share), are as follows:

						Stock	Restricted	Retirement	Welfare	Tax
			Target	Additional		Option	Stock	Plan	Benefit	Gross-Up
	Salary	Bonus	Bonus	Payment		Payment	Payment	Payment	Payment	Payment	Total

J. Scaminace	$28,234	—	$917,592	$7,816,906	(1)	$163,263	$2,035,004	$686,133	$1,232,988	$4,836,622	$17,716,742
K. Haber	10,901	—	212,562	1,577,575		—	545,820	102,355	281,938	925,179	3,656,330
S. Dunmead	11,544	—	187,585	1,539,403		—	541,472	237,133	289,173	832,817	3,639,127
V. Sachs	10,797	—	175,448	1,434,833		8,334	539,002	132,918	260,526	—	2,561,858
G. Griffith	8,320	—	135,200	1,080,222		—	339,871	64,859	220,295	622,818	2,471,585

(1)	Includes cash equivalent of high-performance bonus earned in 2008.

Director Compensation Table

The following table reflects the compensation that we paid to non-employee directors for the fiscal year ended December 31, 2008. Mr. Scaminace, a director who is also our chief executive officer, does not receive additional compensation for his service as a director.

In 2008, each of our non-employee directors received an annual fee of $115,000. The rate of the annual fee for non-employee directors was $110,000 until July 1, 2008, at which date it was increased to $120,000, with the entire increase payable in the form of shares of our common stock, as described below. The chair of the Audit Committee received an additional annual payment of $20,000, and the chairs of the Compensation Committee and the Nominating and Governance Committee each received an additional annual payment of $10,000. Our lead independent director received an additional annual payment of $20,000. The annual fee for non-employee directors continues at $120,000 for 2009.

Our 2007 Incentive Compensation Plan provides that our non-employee directors may receive all or any portion of his or her annual compensation in the form of shares of our common stock, as determined annually by the Board. Pursuant to the provisions of this Plan, we paid a portion of the annual compensation earned by each of our non-employee directors during 2008 in shares of our common stock, as indicated in the table below. Our Board of Directors has determined that approximately $45,000 of the annual compensation to be earned during 2009 by each of our non-employee directors will be paid in the form of shares of our common stock.

					Change in
					Pension
					Value and
					Nonqualified
					Deferred
	Fees Earned			Non-Equity	Compensation	All Other
	Or Paid in	Stock	Option	Incentive Plan	Earnings	Compensation
Name	Cash ($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)	($)	($)	Total ($)

R. Blackburn	$95,098	$39,902	—	—	—	—	$135,000
S. Demetriou	85,098	39,902	—	—	—	—	125,000
K. Plourde	85,098	39,902	—	—	—	—	125,000
D. Pugh	75,098	39,902	—	—	—	—	115,000
W. Reidy	95,098	39,902	—	—	—	—	135,000
G. Ulsh	75,098	39,902	—	—	—	—	115,000

(1)	The amounts in this column represent the market value of shares of our common stock received in payment of a portion of the annual compensation for serving as a director, based upon the average of the high and low sale price of our common stock on the last business day of the quarter for which compensation was paid in common stock.

(2)	As of December 31, 2008, Mr. Reidy and Ms. Plourde held outstanding stock options for the purchase of 3,220 and 2,700 shares, respectively, of our common stock, from grants made prior to 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission.

Compensation Committee

Steven J. Demetriou, Chairman
Richard W. Blackburn
David J. Pugh
Gordon A. Ulsh

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees paid for services provided by Ernst & Young LLP, our independent registered public accountant, for the fiscal years ended December 31, 2008 and 2007.

	2008	2007

Audit Fees	$2,501,880	$2,821,304
Audit-Related Fees	8,600	403,977
Tax Fees	279,722	146,218

Total	$2,790,202	$3,371.499

The following is a description of the nature of the services related to the fees disclosed in the table above. All of the nonaudit services provided by the independent auditor were pre-approved by the Audit Committee in accordance with its pre-approval procedures, except for de minimis services in 2008 and 2007 (representing approximately 0.2% and 1.5% of the total fees paid by us to our independent registered public accountant in 2008 and 2007, respectively) that were approved by the Audit Committee subsequent to their performance. Services of a similar nature and amount were pre-approved by the Audit Committee in prior years. The Audit Committee has considered whether Ernst & Young’s provision of nonaudit services is compatible with maintaining its independence.

Audit Fees

These are fees for professional services rendered by Ernst & Young for the audits of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of unaudited condensed consolidated financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes, and other services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our consolidated financial statements that are not included as audit fees. These services include primarily acquisition due diligence and technical assistance on financial accounting and reporting matters.

Tax Fees

These are fees for professional services rendered by Ernst & Young with respect to tax compliance, tax advice and tax planning. These services include the review of tax returns, tax assistance in foreign jurisdictions and consulting on tax planning matters.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with our management and with our independent registered public accountant, Ernst & Young LLP, the consolidated financial statements of OM Group, Inc. and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Audit Committee has (a) discussed with Ernst & Young those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (b) received from Ernst & Young the written communications required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and (c) discussed with Ernst & Young its independence from us and our management. Ernst & Young has confirmed to us that it is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2008 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission.

Audit Committee

William J. Reidy, Chairman
Richard W. Blackburn
Katharine L. Plourde
Gordon A. Ulsh

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3 and 4 (including amendments to such forms) furnished to us during 2008 and Forms 5 furnished with respect to 2008, no director, officer or beneficial owner of more than 10% of our outstanding common stock failed to file on a timely basis during 2008 or prior fiscal years any reports required by Section 16(a), except that a required Form 5 report was filed late by each non-employee director with respect to shares of common stock received as two quarterly payments of a portion of the annual compensation for serving as a director during 2008.

STOCKHOLDER PROPOSALS
FOR THE 2010 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2010 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than December 3, 2009.

Any stockholder who intends to present a proposal at the 2010 annual meeting other than for inclusion in our proxy statement and form of proxy must deliver the proposal to us at our executive offices not later than February 1, 2010 or such proposal will be untimely. If a stockholder fails to submit the proposal by February 1, 2010, we reserve the right to exercise discretionary voting authority on the proposal.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

Our Board of Directors has sent you this proxy statement. We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $6,800 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse brokers and nominees who hold shares of our common stock in their names for their expenses incurred to furnish proxy materials to the beneficial owners of such shares.

OM GROUP, INC.

Valerie Gentile Sachs
Secretary

OM Group, Inc.

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote by Telephone

Have these voting instructions available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

Vote by Internet

Have these voting instructions available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy card
Touch-Tone phone:	Cast your vote:	in the Postage-Paid
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Vote 24 hours a day, 7 days a week!
If you vote by telephone or Internet, please do not send your proxy card by mail.
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(continued from the other side)

OM GROUP, INC.	proxy solicited on behalf of the board of directors
The undersigned appoints Joseph M. Scaminace and Valerie Gentile Sachs, and each of them, with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of OM Group, Inc. to be held on Tuesday, May 12, 2009 and at any adjournment thereof.

Dated:	, 2009

Signature

Signature

Please sign name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. In case of a corporation, a duly authorized officer should sign on its behalf.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
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OM GROUP, INC.	PROXY
The Board of Directors recommends that votes be cast FOR the election of all nominees and FOR the confirmation of the appointment of Ernst & Young LLP. If no specification is made, authority is granted to cast the vote of the undersigned FOR election of the nominees and FOR the confirmation of the appointment of Ernst & Young LLP.
1.	Election of directors to serve terms expiring at our annual meeting in 2012:
Nominees: (1) Richard W. Blackburn (2) Steven J. Demetriou (3) Gordon A. Ulsh
❑	FOR the nominees listed above (except as indicated to the contrary below)
❑	WITHHOLD AUTHORITY to vote for all nominees listed above

(Instructions: If you wish to withhold authority to vote for any nominee, write that nominee’s name on the line below.)

2.	To confirm the appointment of Ernst & Young LLP as our independent registered public accountant.
❑ FOR ❑ AGAINST ❑ ABSTAIN
(Continued and to be signed on reverse side)